Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 20, 2023, with respect to the balance sheet of Norhart Invest, LLC (the “Company”) as of January 31, 2023, and the related statements of operations, changes in member’s deficit, and cash flows for the period from January 26, 2023 (inception) to January 31, 2023, which appears in the accompanying Form 1-A of the Company. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

Fort Lauderdale, Florida
March 20, 2023